AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made as of January 8, 2008, between GVI Security Solutions, Inc., a Delaware corporation (the “Company”) and Steven Walin (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of January 31, 2006, as amended by an Amendment to Employment Agreement dated as of October 4, 2006 (as so amended, the “Employment Agreement”), whereby the Executive is employed as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to amend certain provisions of the Employment Agreement, as set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Extension of Term. The “Term” provided for under the Employment Agreement is hereby extended by amending and restating Section 2 of the Employment Agreement in its entirety as follows:

“2. Term of Employment. The term of the Executive’s employment hereunder shall begin on the Commencement Date and end at the close of business on December 31, 2011 (the “Term”). Within 90 days prior to the end of the Term, the Company shall notify the Executive in writing whether or not it intends to negotiate a new employment agreement with him; provided, however, that the Company’s failure to give such notice shall not result in an extension of the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive’s employment is terminated by either Party in accordance with the provisions herein. If the Executive’s employment with the Company continues after the end of the Term, the Executive’s employment shall be on an “at will” basis.”

2. Termination Without Cause by the Company or Resignation for Good Reason by the Executive on or After a Change in Control. Section 9(d) of the Employment Agreement is hereby amended by extending the period referred to in the first sentence of Section 9(d) from 12 months to 18 months.

3. Governing Law.  This Amendment shall be governed in all respects by the laws of the State of Florida without reference to its choice of law rules.

4. Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5. Entire Agreement; Amendment.  This Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Amendment nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged. Except as specifically amended in this Amendment, the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

6. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7. Severability.  The holding of any provision of this Amendment to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Amendment, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GVI SECURITY SOLUTIONS INC.

By: /s/ Joseph Restivo
Name: Joseph Restivo
Title: Chief Operating Officer and Chief Financial Officer

THE EXECUTIVE

/s/ Steven E. Walin
Steven E. Walin